                              AUCTION PARTICIPATION AND
                            LICENSE PARTITIONING AGREEMENT

     This Auction Participation and License Partitioning Agreement (the "Agreement") is entered into this 17th day of August, 1998 (the "Effective Date") by and between Intek Global Corp ("Intek"), a corporation organized under the laws of the State of Delaware with principal offices at 214 Carnegie Center, Suite 304, Princeton, New Jersey 08540-6237, Intek License Acquisition Corp. ("ILAC"), a corporation organized under the laws of the State of Delaware with principal offices at 24327 Van Owen Street, West Hills, California 91307 and the National Rural Telecommunications Cooperative ("NRTC"), a non-profit cooperative organized under the laws of the District of Columbia with principal offices at 2201 Cooperative Way, Suite 400, Herndon, Virginia 20171.

                                       RECITALS

     WHEREAS, Intek, through its wholly owned subsidiary Roamer One, Inc., owns, operates and manages two-way land mobile radio stations in the 220-222 MHz band (the "220 MHz Band") within the United States listed on Attachment A;

     WHEREAS, Intek, through its wholly-owned subsidiary Midland USA, Inc., distributes Linear Modulation ("LM") equipment capable of operating in the 220 MHz Band,

     WHEREAS, Intek desires to enhance the coverage and capacity of those Roamer One operated licenses in certain markets through acquisition of additional channel capacity acquired through the auction of Phase II 220 MHz Band licenses (the "220 MHz Auction") to be conducted by the Federal Communications Commission ("FCC" or "Commission") and has formed ILAC to participate in such auction;

     WHEREAS, NRTC is a non-profit cooperative of rural telecommunication companies, many of which are interested in procuring such channel capacity in the 220 MHz Band as may reasonably accommodate the needs of their markets;

     WHEREAS, the 220 MHz Auction will award through competitive bidding Phase II 220 MHz Band licenses on a nationwide, Regional Economic Area Grouping ("REAG") and Economic Area ("EA") basis as defined by the FCC;

     WHEREAS, the parties desire to enter into an agreement to enable the purchase by ILAC of certain Phase II 220 MHz Band licenses (the "Licenses") in the 220 MHz Auction at aggregate prices higher than either party could justify separately and to allow for the post-auction partitioning and disaggregation (hereinafter "partitioning") of those certain Licenses to enable each party to provide 220 MHz Band wireless communications services in the most efficient and economical manner that more closely corresponds to market demands;

     NOW, THEREFORE, in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.   LICENSES TO BE PARTITIONED

     1.1   Prior to August 28, 1998, NRTC will submit to ILAC its proposed
           Schedule 1 which will set forth a list of target licenses referenced by nationwide, REAG, or EA market number and frequency block which NRTC desires to acquire during the Auction (each License being a "Target License" or collectively the "Target Licenses"). ILAC and NRTC shall agree upon such Schedule 1 and shall identify and agree upon a desired partitioned service area for the Target Licenses, defined either by FCC recognized service areas, by county boundary, by US Postal Service Zip Codes or otherwise as defined by the parties. Each of such areas agreed to be partitioned by ILAC within each Target License is hereafter referred to as a "NRTC License."

     1.2 To the extent that, for licensing purposes, non-contiguous areas within a particular Target License be separately partitioned and subject to a separate license, there may be more than one NRTC License within the Target License. Further, the parties understand and agree that if a Target License designated in Schedule 1 would overlap a 45 mile radius from the base site of (i) any 220 MHz system currently licensed to Intek or one of its affiliates or (ii) any 220 MHz system for which Intek or one of its affiliates currently has a binding contractual commitment or option to acquire, then such overlapping area shall not be included in the partitioned NRTC License despite having been included in such NRTC License in
           Schedule 1. The parties agree to negotiate mutually satisfactory arrangements, including where appropriate, sharing and resale arrangements, as will be required to accommodate each party's use of the licensed 220 MHz spectrum in those areas in which the parties own or operate overlapping system coverage areas.

     1.3. NRTC shall provide on Schedule 2, to be attached hereto no later than September 10, 1998, the maximum dollar amount it is willing to pay for the partitioned license for the NRTC Licenses within each of the Target Licenses, which amounts for the respective NRTC License(s) are referred to as the "NRTC Maximum".


2.   PHASE II LICENSE ACQUISITION

     2.1 ILAC's management, staff and outside contractors will provide ongoing expertise to NRTC with regard to the 220 MHz Auction without charge to NRTC. ILAC shall provide a bidding center facility together with the development of an electronic database, telecommunications access, and computer resources as required to conduct the auction preparation and the bidding process.

     2.2 ILAC shall provide to NRTC a data base of Phase I, including Intek incumbent positions. ILAC shall do so: as soon as possible after the effective date of this Agreement; by August 21, 1998, if practicable; and, in no event, later than August 26, 1998. In addition, ILAC shall provide NRTC the following during the course of the 220 MHz Auction:

           2.2.1    Auction round results and ILAC round results reports;


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

           2.2.2 Access to bidding center as appropriate to implement the purposes of this Agreement.

     2.3 ILAC will submit to the FCC a Form 175 application seeking to participate in the 220 MHz Auction. Subject to the satisfaction by NRTC of its obligations pursuant to Section 4.1 of this Agreement and the acceptance of its Form 175 by the FCC, ILAC shall tender an up front payment (the "Upfront Payment") to the FCC as determined in its sole discretion but, at a minimum, sufficient to qualify ILAC to bid on each of the Target Licenses. To the extent required by the FCC's rules, ILAC shall disclose in its Form 175 filing the existence of this Agreement. ILAC and NRTC shall cooperate in making all filings required by the FCC subsequent to the conclusion of the 220 MHz Auction in order to obtain the Licenses for which ILAC is the winning bidder in the Auction, and to partition them in accordance with this Agreement and the FCC's Rules and regulations.

     2.4 ILAC shall retain sole and exclusive authority and discretion to determine the licenses it bids on in the 220 MHz Auction on its behalf subject only to the reservation of those certain licenses agreed by the parties to be Target Licenses as reflected on Schedule 1 hereto. ILAC shall retain sole and exclusive authority and discretion to determine the amount of its bids in the 220 MHz Auction, subject only to the provisions of this Agreement. NRTC will have no authority to place bids on behalf of Intek or ILAC. Notwithstanding the foregoing, ILAC and NRTC shall consult on the bids to be placed on the Target Licenses, and NRTC may direct ILAC to, and ILAC shall, place a bid on any Target License up to the NRTC Maximum for that License, or such other value as may be permitted by amendment to the NRTC Maximum. ILAC shall not bid on Target Licenses except on behalf of NRTC unless and until the NRTC Maximum for that Target License is exceeded or until NRTC notifies ILAC that it is no longer pursuing that License. ILAC shall use its best efforts to place such bids in the 220 MHz Auction as directed pursuant to this Agreement; provided; however, that nothing in this Agreement shall be interpreted to guarantee a particular result or a successful bid in the 220 MHz Auction on any or all of the Target Licenses.

     2.5 ILAC shall have the sole control over the bidding strategy and management of bidding credits, waivers and maintenance of eligibility.

     2.6 NRTC shall identify in writing one or more NRTC designees who have authority to make decisions with regard to License values and bidding strategy. Such designees shall be available to ILAC during the 220 MHz Auction either in person at the bidding center or electronically within 15 minutes notice to render decisions with respect to bid placements as deemed required by ILAC. Such designees shall remain available until the conclusion of the 220 MHz Auction.

3.   PARTITIONING.

     3.1 Upon grant of a Target License to ILAC and without further charge to NRTC, ILAC shall take all necessary steps, including filing all required applications and related materials with the FCC, to partition the Target Licenses or assign such Target Licenses as may be required to create the NRTC Licenses designated pursuant to
           Section 1.1.  NRTC shall cooperate with ILAC in all such filings.

     3.2 By August 28, 1998, the Parties shall designate certain Target Licenses as "Joint Target Licenses." The Joint Target Licenses shall be partitioned between the parties in the following manner:

           3.2.1 NRTC has designated nine (9) States (the "Designated States"). The Designated States are as follows: Alabama, Alaska, Arkansas, Kentucky, Louisiana, Nebraska, North Carolina, Texas, and Washington. Any Joint Target License granted to ILAC in the 220 MHz Auction within any Designated State shall be partitioned entirely to NRTC.

           3.2.2 Prior to September 10, 1998, with respect to the Nationwide license, Intek shall designate up to fifty (50) of the 100 top MSAs not in the Designated States and, with respect to the Regional licenses, Intek shall designate up to ten of the top 100 MSAs not in a Designated State in each REAG (the "Designated MSAs"). Any Joint Target License granted to ILAC in the 220 MHz Auction within any Designated MSA shall be partitioned as follows:

                    3.2.2.1 For National Licenses: five (5) of the channels shall be partitioned to Intek, and five (5) of the channels shall be partitioned to NRTC.

                    3.2.2.2 For Regional Licenses: eight (8) of the channels shall be partitioned to Intek; seven (7) of the channels shall be partitioned to NRTC, subject to the provisions of Section 1.2 of this Agreement.

                    3.2.2.3 Any additional Joint Target license granted to ILAC in the 220 MHz Auction that is not in a Designated MSA shall be partitioned to NRTC subject to the provisions of Section 1.2 of this Agreement.

                    3.2.2.4 The parties shall provide on Schedule 1 for the apportionment of FCC construction responsibilities for each Joint Target License consistent with the FCC's partitioning rules for the 220 MHz Band.

           3.3 Any Target Licenses not identified as Joint Target Licenses granted to ILAC shall be assigned or partitioned in their entirety to NRTC subject to the provisions of Section 1.2 of this Agreement.

4.   PAYMENT AND VALUATION

     4.1 UPFRONT PAYMENT NRTC shall pay to ILAC one half of the Upfront Payment. The NRTC portion shall be due and payable to ILAC on or before August 28, 1998. Such payment to be made in cash, by wire transfer of same day funds, to the bank as identified by ILAC.

     4.2   ESCROW AGREEMENT   The parties hereby agree to enter into an Escrow
           Agreement for the purpose of apportioning and securing payment by NRTC to ILAC of the winning bids on the Target Licenses upon the close of the 220 MHz Auction. The terms of the Escrow Agreement shall include, but not be limited to the following points: (1) Payment deadline shall be no later than 5:30 PM EDT, September 10, 1998, (2) the amount payable into escrow by NRTC shall be no less than the sum total of the NRTC Maximum amounts for each of the Target Licenses, (3) release of the escrowed funds to ILAC for winning bids on the Target Licenses shall be due at least 3 business days prior to the date prior to any ILAC payment required on a Target License, (4) such payment shall be released to ILAC automatically upon presentation to the escrow agent of an FCC Public Notice announcing the conclusion of the 220 MHz Auction or establishing any payment date on the Target Licenses. In the event no Target Licenses are purchased at Auction, or funds remain in escrow after disbursement to Intek for all purchased Target Licenses, the total amount of the escrow funds remaining, together with any accrued interest, will be refunded to NRTC. The cost of the escrow account shall be borne by NRTC.

5.   ASSIGNMENT AND INDEMNIFICATION

     5.1 Each Party (the "Indemnitor") shall indemnify and hold harmless the other (the "Indemnitee") from and against all loss, damage, expenses including court costs, amounts paid in settlements, judgments, reasonable attorneys' fees, and other expenses for investigating and defending any suits, actions, claims, liability or obligations relating to, caused by or arising from, any gross negligence or willful misconduct of the Indemnitor or the Indemnitor's employees or agents, misrepresentation by the Indemnitor, breach of warranty by the Indemnitor, or failure by the Indemnitor to fulfill any covenant or agreement contained herein. If any action is brought by either Party to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees. The provisions of this section shall survive any termination of this Agreement.

     5.2 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign or transfer its rights, benefits, duties or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, without any prior consent of the other party, either party may assign or transfer all or any part of its rights, benefits, duties or obligations under this Agreement to a parent company or an affiliate or subsidiary or to a partnership or other entity in which such party or a parent, affiliate or subsidiary owns a substantial interest or manages such entity, or as part of the sale, transfer or assignment of substantially all of its wireless businesses; provided that such assignee must satisfy applicable FCC qualifications, and such assignee must agree in writing to be bound by and subject to the applicable terms and conditions therein contained, and in the absence of the other party's consent, which shall not be unreasonably withheld and notwithstanding the validity of any such assignment or transfer, the assigning party shall remain primarily liable under this Agreement.

6. The validity and effectiveness of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the applicable rules and policies of the FCC without giving effect to the provisions, policies or principles relating to choice or conflict laws.

7. Should any provision of this Agreement be determined to be invalid or unenforceable, it shall be deemed severed from this Agreement, and so long as invalidity or unenforceability does not deny either party the material benefits of this agreement for which it has bargained, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

8.   TERMINATION:

     8.1 This Agreement shall automatically terminate without further liability by either party if NRTC files a Form 175 to participate in the 220 MHz Auction.

     8.2 This Agreement shall automatically terminate in the event that NRTC fails to make the payments to ILAC pursuant to Section 4.1 or to fund the escrow pursuant to Section 4.2 of this Agreement.

     8.3 This Agreement shall automatically terminate without further liability by either party ten days after the close of the Auction if ILAC was not the winning bidder for at least one of the Target Licenses, and upon such termination all funds previously paid by NRTC to ILAC or otherwise remaining in Escrow shall be promptly refunded.

     8.4 Either party may terminate this Agreement upon the existence of a Material Uncured Breach by the other party. For purposes of this Agreement, a Material Uncured Breach shall be deemed to occur if either party breaches a material obligation or covenant imposed hereunder, or there exists a material breach of any representation or warranty made hereunder or thereunder, in either case, which breach has not been cured within thirty days after written notice of such breach has been given to the breaching party.

     8.5 Intek, ILAC and NRTC shall each have the right to terminate this Agreement without any further liability to the other parties, in the event that NRTC, Intek or ILAC files or has filed against it a petition for voluntary or involuntary bankruptcy or is dissolved during the initial term of this Agreement or any renewal term thereof; or any court or governmental agency, order, or any material agreement to which Intek is a party, would require such termination in order for Intek to avoid being in violation thereof.

     8.6 Termination of this Agreement by either party pursuant to this Section shall not prevent such terminating party from seeking and securing damages or equitable relief permitted by this Agreement.

     8.7 This Agreement may be terminated by the mutual consent of the parties, and upon such termination all funds previously paid by NRTC to ILAC or otherwise remaining in Escrow shall be promptly refunded.

9. FCC MATTERS. The parties are familiar with the Rules, regulations and policies of the FCC, including those pertaining to spectrum auctions as published by the FCC. NRTC acknowledges that it has been provided a copy of Intek's Statement of Corporate Policy concerning the conduct of its employees, officers, directors, affiliates and agents during the 220 MHz Auction in compliance with Section 1.2105 of the FCC's Rules. The parties and their respective officers, directors, affiliates, agents and designees hereunder will abide by the Intek Statement of Corporate Policy and will not engage in any communications in violation of the FCC's Rules during the 220 MHz Auction. NRTC acknowledges that ILAC has informed it that ILAC will not claim credits to bid as a small business or a very small business in the 220 MHz Auction. In addition, the parties are aware of the United States Department of Justice guidelines with regard to alliances designed to affect the pricing or availability of products to be sold in a public forum. The parties will make all appropriate disclosures and will take all steps required to insure full compliance with the FCC rules and other regulatory bodies. The parties further acknowledge their understanding that the Rules and regulations of the FCC which permit the partitioning and disaggregation of 220 MHz Band Phase II Licenses may be subject to reconsideration by the FCC on its own motion or at the request of a third party. In the event that the FCC determines that any terms hereof would violate its Rules, regulations or policies or would otherwise be cause for the denial of grant of a 220MHz License to ILAC or the revocation of any license granted, then the parties shall use their best efforts to reform this Agreement or negotiate and execute such further documents as may be permissible and necessary or other arrangement which will satisfy any FCC concerns and which maintains the essential benefits of the bargain between the parties.

10.  REPRESENTATIONS AND WARRANTIES.

     10.1  NRTC hereby represents and warrants to Intek and ILAC as follows:
           (i) NRTC is duly organized, validly existing and in good standing under the jurisdiction of its organization with all the requisite power and authority to enter into and perform under this Agreement;
           (ii) neither the execution nor the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or by-laws of NRTC or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which NRTC is bound; (iii) neither NRTC nor its officers, directors, affiliates or members have entered into any bidding agreements, partitioning agreements or other agreements with third parties which contemplate participation in the 220 MHz Auction, nor do NRTC, its officers, directors, affiliates and members intend to participate in the 220 MHz auction except as contemplated by this Agreement.

     10.2 Intek and ILAC represent and warrant to NRTC as follows: (i) Intek and ILAC are duly organized, validly existing and in good standing under the jurisdiction of its organization, with all the requisite power and authority to enter into and perform under this Agreement;
           (ii) neither the execution nor the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or by-laws of Intek or ILAC or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Intek or ILAC is bound.


11. DISCLOSURE. Subject to Section 2.3 hereof, each party agrees that it will not disclose the terms of this Agreement or any confidential information exchanged in the negotiation or implementation of the terms of this Agreement, including any valuation information relating to the value of all or any part of the Licenses being auctioned, to any other party, except to each party's officers, directors, attorney, consultants, accountants, employees and NRTC members involved in the transactions contemplated hereby, and only then on the condition that such individuals not disclose the information disclosed to them. Notwithstanding the foregoing, either party may disclose the terms of this Agreement to any third party at any time if: (1) it is required to do so by law (including without limitation applicable securities and communications laws and regulations, this Agreement or other contractual obligation); or (2) it is reasonably determined to be required to do so by its lender or other source of financing or their agents; or (3) the other party consents in writing to such disclosure.

12. NOTICES. Any notice or other communication required or permitted hereunder shall be given in person or sent by express overnight courier, express mail or by registered or certified mail, postage prepaid, addressed as follows:

     If to NRTC to:      Steven T. Berman
                         NRTC
                         2201 Cooperative Way
                         Suite 400
                         Herndon, VA 20171

     With a copy to:     Jack Richards
                         Keller & Heckman
                         1001 G St., N.W.
                         Washington, D.C. 20001


     If to Intek:        Robert Shiver
                         Intek Global Corp.
                         214 Carnegie Center
                         Suite 304
                         Princeton, New Jersey 08540-6237


     With a copy to:     Robert B. Kelly
                         Squire, Sanders & Dempsey LLP
                         1201 Pennsylvania Ave., NW
                         Post Office Box 407
                         Washington, D.C. 20044-0407

     If to ILAC:         David Neibert
                         Intek License Acquisition Corp.
                         24327 VanOwen Street
                         Suite 206
                         West Hills, California 91307

     or at such other address or with additional copied parties as shall be furnished in writing by any such Party.

13. MISCELLANEOUS. This Agreement may be executed simultaneously in one or more counterparts, each of which be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective upon its execution by the parties and their transmitting to the other party by facsimile proof of their execution of the

Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party shall be liable to the other party as a result of its failure to perform hereunder due to acts of god, civil unrest or disobedience, or other cause entirely beyond its control ("Force Majeure"). No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. Amendment of this Agreement and all prior agreements must be in writing and executed by each of the parties. Notwithstanding any law or rule of contract interpretation to the contrary, this Agreement shall not be interpreted strictly for or against any party hereto. In the event of litigation between the parties pursuant to a dispute under this Agreement, the prevailing party shall be entitled to recover its costs incurred in such litigation, including reasonable attorneys' fees. Each of the parties hereto acknowledges to the other that it has reviewed this Agreement with, and is relying solely upon the advice of, its independent counsel and tax advisor, as to the negotiation, preparation, execution and delivery of this Agreement and as to the legal and tax implications hereunder.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this 17th day of August, 1998.

                    NATIONAL RURAL TELECOMMUNICATIONS COOPERATIVE




                    By: /s/
                       ----------------------------------------------


                    INTEK GLOBAL CORP.



                    By: /s/
                       ----------------------------------------------

                    INTEK LICENSE ACQUISITION CORP.



                    By: /s/
                       ----------------------------------------------


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